Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-202442) and Registration Statements on Form S-3 (Nos. 333-169826 and 333-182428) of The Andersons, Inc. of our report dated February 29, 2016 related to the consolidated financial statements of Lansing Trade Group, LLC and Subsidiaries appearing in this Form 10-K.

/s/ Crowe Chizek LLP

Elkhart, Indiana
February 29, 2016